CAMERON ENTERPRISES, a limited partnership, owns 100% of CELP Ltd. Agency, Inc. and 92.71% of American Fidelity Corp.

AMERICAN FIDELITY CORP. owns 100% of the following:

1.  Market Place Realty Corporation
2.  Cimarron Investment Company, Inc.
3.  American Fidelity Assurance Company
4.  Concourse C, Inc.
5.  American Fidelity Credit Corporation
6.  American Fidelity International Holdings, Inc.

CELP Limited Agency, Inc. owns 91.5% of North American Insurance Agency, Inc. and 100% of National Insurance Marketers Agency, Incorporated

AMERICAN FIDELITY CORPORATION owns 80% of American Mortgage & Investment Company which owns 95% of Holliday Mortgage Corporation.

AMERICAN FIDELITY CORPORATION owns 16.67% of Shade Works, LLC.

NORTH AMERICAN INSURANCE AGENCY, INC. owns 33.33% of Shade Works,
LLC and 95.4% of Agar Insurance Agency, Incorporated.

AMERICAN FIDELITY ASSURANCE CO. owns 100% of the following:

1.  AF Apartments, Inc.
2.  Security General Life Insurance Company
3.  American Fidelity Securities, Inc.
4.  American Fidelity Limited Agency, Inc.
5.  Apple Creek Apartments, Inc.
6.  American Fidelity Property Company

AMERICAN FIDELITY ASSURANCE COMPANY owns 75% of Balliet's, Inc.

AMERICAN FIDELITY Limited owns 100% of American Fidelity General Agency,
Inc.

AMERICAN FIDELITY PROPERTY COMPANY owns 100% of Home Rentals, Inc.

AMERICAN FIDELITY INTERNATIONAL HOLDINGS, INC. owns 100% of American Fidelity Offshore Investments, Limited and 33% of American Fidelity Care, LLC.

AMERICAN FIDELITY OFFSHORE INVESTMENTS, LIMITED owns 99% of American Fidelity (Cypress), Limited which owns 34% of Soyuznik Insurance Company.